Exhibit 99.1
Bank of Granite                                                 NEWS
—— C O R P O R A T I O N ——

FOR RELEASE:	August 22, 2006
BANK OF GRANITE CORPORATION
ANNOUNCES STOCK SPLIT
GRANITE FALLS, NORTH CAROLINA—Bank of Granite Corporation (NASDAQ: GRAN) announced that its Board of Directors approved a 5-for-4 stock split that will be effected by issuing one additional share of its common stock for each four shares held by shareholders of record on September 11, 2006. The additional shares will be distributed on or about September 25, 2006. In lieu of issuing fractional shares, cash will be paid at the split-adjusted closing price on the September 11, 2006 record date.
The stock split is intended to obtain a wider distribution and to improve marketability in Bank of Granite Corporation’s common stock by effecting a reduction in the price per common share. Charles Snipes, Chairman and Chief Executive Officer, said “Our Board of Directors believes the stock split is appropriate in view of the Company’s strong results and positive long-term outlook for the future.”
Bank of Granite Corporation’s common stock trades on the NASDAQ Global Select Market® under the symbol “GRAN.” Bank of Granite Corporation is the parent company of Bank of Granite and Granite Mortgage. Bank of Granite operates twenty-one full-service banking offices in seven North Carolina counties—Burke, Caldwell, Catawba, Forsyth, Mecklenburg, Watauga, and Wilkes—and a loan production office in Iredell County. Granite Mortgage, a mortgage banking company headquartered in Winston-Salem, originates home mortgages in these counties as well as in Cumberland, Guilford, and Rowan counties.
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For further information, contact Kirby Tyndall, Chief Financial Officer at
Voice (828) 496-2026, Fax (828) 496-2010 or Internet: ktyndall@bankofgranite.com

P.O. Box 128 Granite Falls, NC 28630	www.bankofgranite.com